Exhibit 10.8

CONFIDENTIAL

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the "Agreement") is dated as of this 2nd day of June and effective as of the 31st day of March, 2008 (the "Effective Date") by and among CX2 TECHNOLOGIES, INC., a Nevada corporation (the "Company"), GEOCOMMAND, INC., a Florida corporation ("GEOCommand"), MICHAEL RAND, an individual, ALBERT KOENIGSBERG, an individual, and HALODY CONSULTING, LLC, a Florida limited liability company ("Halody"), and PETER KIRSCHNER, an individual ("Kirschner").

RECITALS:

A.  Halody, through its owner Kirschner, provided funding to the Company during a two-year period commencing in April 2006.

B.  During the funding period Halody received convertible debentures from the Company (the "Debentures"), which have subsequently been partially converted into a total of 5,280,000 shares of the Company's common stock (the “Debenture Shares”).

C.  Kirschner personally owns 750,000 shares of the Company's common stock (the "Kirschner Shares"),

D.  GEOCommand, in its capacity as a consultant providing services to the Company, had substantial contact with Halody and Kirschner, and wishes to enter into this Agreement to settle any claims among GEOCommand, Halody and Kirschner.

E.  Halody agrees, subject to the terms and conditions of this Agreement, to contribute to capital the Debentures on the company’s books and records in exchange for the Company and GEOCommand making the representations, warranties and covenants contained herein.

AGREEMENT:

ARTICLE I

FINANCIAL TERMS; RESIGNATION

1.2.  Cancellation of Debentures. Halody shall return the original remaining signed Debentures to the Company for immediate cancellation. The parties agree that neither party shall have any further obligations under the Debentures subsequent to the Effective Date, and Halody agrees to contribute to capital the $440,568.02 due under the Debentures.

1.3.  Return of Shares. On or before the Closing, as defined below, Kirschner shall deliver to the Company all Company stock certificates in his possession that are not registered in his name as set forth in Schedule 1.3.

1.4.  Return of Records. Halody and Kirschner agree to return to the Company immediately before execution of this Agreement all corporate records, documents, contracts, due diligence materials, offer letters, agreements, and drafts of any of the foresaid items, including but not limited to various securities filings which are in draft form.

1.5.  Closing. The closing of the transactions described in this Article I contemplated herein (the "Closing") shall occur at the Company's offices, 3700 Airport Road, Suite 410B, Boca Raton, Florida 33431 at the earliest practicable date but in no event later than June 2, 2008.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

With respect to Sections 2.1, 2.2, 2.3, 2.5 and 2.6 below, Halody and Kirschner hereby jointly and severally represent and warrant to the Company and GEOCommand as of the date of this Agreement that, and, solely with respect to Section 2.4 below, the Company and Michael Rand and GEOCommand and Albert Koenigsberg hereby jointly and severally represent and warrant to Halody and Kirschner as of the date of this Agreement that:

2.1.  Debenture, Kirschner Shares Free from Claims. The registered holder of each of the Debenture Shares and Kirschner Shares is the beneficial owner of each such Share, and all such Shares are duly and validly issued and are free and clear from any lien, claim, pledge, charge or encumbrance. Other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments now obligating any registered holder of any of the Debenture Shares and Kirschner Shares, or if hereafter exercised would require any such registered holder, to transfer or surrender any of the Debenture Shares or Kirschner Shares.

2.2.  Agreement Binding. Neither the execution, delivery, nor performance of this Agreement by Halody and Kirschner will, with or without the giving of notice or the passage of time, or both, conflict with or result in a default, right to accelerate or loss of rights under, or result in the creation of, any lien, charge or encumbrance or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation, or any order, judgment or decree to which Halody or Kirschner is a party or by which Halody or Kirschner may be bound or affected.

2.3.  Full Settlement. Halody and Kirschner agree that upon the Closing of this Agreement, no further compensation is due or owing to Halody or Kirschner from the Company or GEOCommand or any of their respective officers, directors, accountants, legal advisors, or any other agent, whether in the form of cash or non-cash compensation, with respect to any relationship between the Company or GEOCommand and Halody or Kirschner.

2.4.  Full Settlement. The Company and GEOCommand agree that upon the Closing of this Agreement, no further compensation is due or owing to the Company or GEOCommand from Halody or Kirschner, or any of their respective officers, directors, accountants, legal advisors, or any other agent, whether in the form of cash or non-cash compensation, with respect to any relationship between the Company or GEOCommand and Halody or Kirschner.

2.5.  Authority.  The manager and member(s), as applicable, of Halody have duly authorized the execution of this Agreement and the consummation of the transactions contemplated herein. Halody and Kirschner each have the full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of both Halody and Kirschner and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors’ rights generally and judicial limits on equitable remedies.

2.6.  General. The recitals and agreements in this Agreement are and will be true and accurate, and have been and will be complied with and performed by both Halody and Kirschner, in all material respects, and on or before the Closing Date all related documents necessary or advisable to complete the settlement transaction will be delivered to the Company.

ARTICLE III

COVENANTS

3.1.  Halody and Kirschner Release. Halody, Kirschner, and their successors, assigns, affiliates, subsidiaries, divisions, present and former managers, members, officers, employees, heirs, executors, successors, predecessors, assigns, present and former partners, principals, employees, agents, attorneys, and all other persons acting on behalf of the aforementioned parties (the "Kirschner Parties") hereby release and forever discharge the Company, GEOCommand and their successors, assigns, affiliates, subsidiaries, divisions, present and former officers, directors, employees, shareholders, agents, attorneys, and all other persons acting on behalf of the aforementioned parties (the "Company Parties") from any and all claims, debts, demands, suits, actions and causes of action of whatsoever kind and nature, whether in law or in equity, known or unknown that Halody, Kirschner, or the Kirschner Parties may now have, at any time prior hereto ever had, or hereafter may have or could assert against the Company, GEOCommand or the Company Parties for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in, or connected with Halody and Kirschner, and the Debentures, the Debentures Shares and the Kirschner Shares. Halody and Kirschner acknowledge and agree that they do not claim or have any interest in any patents, copyrights or any other intellectual property rights relating to the Company's products, marketing materials, documentation or other assets, and that any such rights have vested in the Company as works for hire to the extent permitted by applicable law or have been assigned to the Company.

The Company, GEOCommand and the Company Parties hereby release and forever discharge Halody, Kirschner and the Kirschner Parties from any and all claims, debts, demands, suits, actions and causes of action of whatsoever kind and nature, whether in law or in equity, known or unknown that the Company, or the Companies Parties may now have, at any time prior hereto ever had, or hereafter may have or could assert against the Kirschner Parties for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in, or connected with the Company. The Company Parties acknowledge and agree that they do not claim or have any interest in any shares owned by Halody or Kirschner.

3.2.  No Release of Obligations Contained in this Agreement. The Company, GEOCommand, Halody and Kirschner hereby each acknowledge and agree that nothing contained in this Agreement shall release or discharge any of them from rights, duties and obligations contained in or assumed under this Agreement.

3.3.  Covenant Not to Sue. Halody, Kirschner and the Kirschner Parties hereby agree and covenant not to sue the Company, GEOCommand or the Company Parties for any and all claims, counterclaims, crossclaims, set-offs, debts, actions for contribution or indemnity, demands or any action whatsoever, in law or in equity, which Halody or Kirschner may now have, at any time prior hereto ever had or hereafter may have or could assert against the Company, GEOCommand or the Company Parties for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in or connected with Halody and Kirschner or any dealings between the Company, GEOCommand or the Company Parties and Halody, Kirschner or the Kirschner Parties.

The Company, GEOCommand and the Company Parties hereby agree and covenant not to sue Halody, Kirschner or the Kirschner Parties for any and all claims, counterclaims, crossclaims, set-offs, debts, actions for contribution or indemnity, demands or any action whatsoever, in law or in equity, which the Companies Parties may now have, at any time prior hereto ever had or hereafter may have or could assert against Halody, Kirschner or the Kirschner Parties for, upon or by reason of any matter, cause or thing whatsoever arising out of, set forth in or connected with the Company or any dealings between Halody, Kirschner or the Kirschner Parties and the Company, GEOCommand or the Company Parties.

3.4.  Confidentiality; Non-Solicitation. Halody and Kirschner each acknowledge and agree that, as partial consideration for this Agreement and the settlement transaction contemplated herein, they be subject to the following covenants following execution of this Agreement:

(a)  Confidential Information.  Halody and Kirschner acknowledge that they have had access to trade secrets and confidential business information of the Company and that any such trade secret or confidential information, regardless of whether Halody or Kirschner alone or with others developed any such trade secret or confidential information, shall be and shall remain the property of the Company. After the Effective Date, Halody and Kirschner shall not, either voluntarily or involuntarily, on either their own account, as a member of a firm, or on behalf of another employer or otherwise, directly or indirectly use or reveal to any person, partnership, corporation or association any trade secret or confidential information of the Company, its parents, subsidiaries, or affiliates. Such trade secrets shall include, but shall not be limited to, business plans, marketing plans or programs, financial information, forecasts, compensation arrangements, contracts (whether leases, financing arrangements, or other contracts) customer lists, and business opportunities. The term "trade secrets" shall not include information generally available to the public or a governmental agency except such term "trade secrets" shall include information provided to the Securities and Exchange Commission or other governmental agency on a confidential basis. Halody and Kirschner will not make available to any person, partnership, limited liability company, corporation or association, or retain after termination of consulting services, any Company policy manuals, contracts or other written materials.

(b)  Non-Disparagement. So long as either Halody or Kirschner own any equity interest in the Company, and for a period of twelve (12) months following the date on which Halody and Kirschner cease to own any equity interest in the Company, Halody, Kirschner and their affiliates (including Kirschner's representatives, agents, attorneys, dependents, spouse, administrators, executors, heirs, assigns, predecessors and successors-in-interest and including Halody's officers, managers, members, employees, representatives, agents, attorneys, subsidiaries, parents, divisions, predecessors and successors-in-interest) shall not provide oral or written information or disparage or in any manner cause harmful remarks or comments to be disseminated to any third parties regarding the business, aptitude, skills, practices, procedures, operations, methods, or any other subject which may have a detrimental impact on the future business prospects or extant business relationships of the Company, GEOCommand, or any officers or directors of the Company or GEOCommand, except as required by law if called as a witness in any court proceedings.

For a period of seven years from the date of this Agreement, the Company, GEOCommand, Michael Rand and Albert Koenigsberg and their affiliates, including any representatives, agents, attorneys, dependents, spouses, administrators, executors, heirs, assigns, predecessors and successors-in-interest and including any and all officers, directors, managers, members, employees, representatives, agents, attorneys, subsidiaries, parents, divisions, predecessors and successors-in-interest, shall not provide oral or written information or disparage or in any manner cause harmful remarks or comments to be disseminated to any third parties regarding the business, aptitude, skills, practices, procedures, operations, methods, or any other subject which may have a detrimental impact on the future business prospects or extant business relationships of Halody and Kirschner, or any officers or directors of Halody or Kirschner, except as required by law.

(c)  Non-Solicitation. Halody and Kirschner will not, during the one (1) year period following the Effective Date for any reason, directly or indirectly solicit for employment, or employ any person who, at the time of such solicitation or employment, is employed by the Company, GEOCommand or their affiliates or was employed by the Company, GEOCommand or their affiliates during the twelve (12) month period prior to the solicitation or employment or induce or attempt to induce any person to terminate his or her employment with the Company, GEOCommand or their affiliates.

(d)  Injunctive Relief.  Halody and Kirschner acknowledge that the restrictions contained in this Section 3.4 are a reasonable and necessary protection of the immediate interests of the Company and GEOCommand and that any violation of these restrictions would cause substantial injury to the Company and GEOCommand. In the event of a breach or threatened breach by Halody or Kirschner of these restrictions, each of the Company and GEOCommand shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Halody and/or Kirschner, as appropriate, from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company or GEOCommand from pursuing any other available remedies for such breach or threatened breach.

The Company and GEOCommand acknowledge that the restrictions contained in this Section 3.4 are a reasonable and necessary protection of the immediate interests of Halody and Kirschner and that any violation of these restrictions would cause substantial injury to Halody and Kirschner. In the event of a breach or threatened breach by the Company and GEOCommand of these restrictions, each of Halody and Kirschner shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the Company and GEOCommand, as appropriate, from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting Halody and Kirschner from pursuing any other available remedies for such breach or threatened breach.

3.5.  Release Not Applicable to Future Services. Notwithstanding any language to the contrary contained herein, in the event that the parties engage in future contracts for services, any and all claims, debts, demands, suits, actions, and courses of action arising from such services, occurring after the execution date shall not be released and discharged by Sections 3.1 or 3.2 of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1.  Confidentiality. Halody and Kirschner as well as the Company, GEOCommand, its officers and directors will not discuss or disclose this Agreement or any of its terms with or to any unaffiliated person or entity not signing this Agreement, except as required by law, and will not voluntarily cooperate or aid any claimant adverse to the Company or GEOCommand, and to Halody and Kirschner respectively. Halody and Kirschner may disclose the terms of this agreement only with their legal and financial advisors.

4.2  Effectiveness. Halody and Kirschner acknowledge that they have freely, knowingly and voluntarily entered into this Agreement. Notwithstanding any provision in the Debentures to the contrary, this Agreement sets forth in full all remaining terms of any obligation between the parties and the terms of the Debentures shall be rendered null and void as of the execution of this Agreement.

4.3.  Separate Counsel. The parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them, the Company and GEOCommand having urged Halody and Kirschner to rely on separate counsel chosen by them. Halody and Kirschner particularly stipulate and agree that they were afforded time within which to consider the terms of this Agreement, with their legal counsel if they so chose, and that they and their counsel and advisors have not received and are not relying on any representations or warranty from any person or entity retained or employed by the Company or GEOCommand in connection with Halody and Kirschner's entry into this Agreement.

4.4.  Waiver of Breach or Default. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

4.5.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

4.6.  Paragraph Headings. The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

4.7.  Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

4.8.  Applicable Law. This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein and the parties herein are subject to the personal jurisdiction of the courts in and for the State of Florida, with venue to lie in Palm Beach County.

4.9.  Severability. Wherever there is any conflict between any provisions of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

4.10.  Litigation. In the event of any litigation between the parties arising out of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys' fees.

4.11.  Entire Agreement and Modification. This Agreement represents the entire agreement by, between and among any of the parties and may be modified only by a duly authorized writing, executed by the parties or their respective heirs, successors or assigns.

[Signature Page Follows]

Company:

CX2 TECHNOLOGIES, INC., a Nevada corporation

By:	/s/ Michael Rand
Michael Rand, CEO

Date: 6/2/08

GEOCommand:

GEOCOMMAND, INC., a Florida corporation

By:	/s/ Albert Koenigsberg
Albert Koenigsberg,

Date: 6/2/08

Rand:

/s/ Michael Rand
Michael Rand

Date: 6/2/08

Koenigsberg:

/s/ Albert Koenigsberg
Albert Koenigsberg

Date: 6/2/08

Halody:

HALODY CONSULTING, LLC, a Florida limited liability company

By:	/s/ Peter Kirschner
Peter Kirschner,

Date: 6/2/08

Kirschner:

/s/ Peter Kirschner
Peter Kirschner

Date: 6/2/08